EXHIBIT 10.1

July 14, 2017

Dave Loretta

8549 Briarbrook Circle

Orangevale, Ca. 95662

Dear Dave,

I am very pleased to extend you this offer to join our team as Senior Vice President and Chief Financial Officer. I would like to invite you to start with us on August 21, 2017. In this role, you will report to me and be responsible for the strategic financial vision of the company. You will work out of our corporate offices in Wisconsin.  Your direct responsibilities will include planning, implementing, managing and controlling all financial-related activities of the company, and taking on the lead in investor relations.  In addition, you will play an active role in the four Board of Director and four Audit Committee meetings each year.

The specifics of this employment offer are:

Base Salary: Your annual base salary will be $300,000 which is paid bi-weekly. Your salary will be reviewed annually starting in April of 2018.

Bonus Potential: You will be eligible to participate in the Company’s bonus plan for executive level employees as then in effect. For 2017, your bonus target is at 50% of your base salary and is contingent upon us meeting certain financial thresholds that are established annually. The maximum bonus award will be 150% of bonus potential, or 75.0% of eligible wages.  Bonus payout is in April following year end and will be prorated for 2017 based on your salary dollars earned during the fiscal year.

Equity Participation:  You will receive a restricted stock grant of $300,000, with the number of shares to be determined based on the closing market price on the date of the stock grant, which will be your first date of employment.  The grant will vest 100% on the 3rd anniversary of the first day of employment, provided that you are still employed on the vesting date.

Benefits: You will be eligible to participate in the Company’s health, dental, life, disability, 401(K), and flex spending plans. You are also eligible for the Armadacare Full Coverage Benefit Officer Plan for you and your eligible dependents.

Paid Time Off: On an annual basis, you are eligible 26 days of paid time off. Pro-rated for the balance of 2017, you are eligible for 10 paid days off.   Paid time off to be provided in accordance with Company policy.

Relocation: This offer is begin made with the understanding and expectation that you and your family will relocate to the greater Madison area within 12 months from the first date of your employment with us. Duluth Trading Company’s relocation policy is designed to assist you and your family by providing you with a comprehensive relocation package that facilitates your move while minimizing personal disruption and expense.

PO BOX 409  170 COUNTRYSIDE DRIVE  BELLEVILLE  WI  53508  DULUTHTRADING.COM

We have outsourced the day-to-day relocation administration to NEI Global Relocation Company (“NEI”).  You will work with one point of coordination, your NEI Account Executive, throughout the relocation process.

NEI is familiar with our policy, and the specific benefits provided to you.  We’ve attached a Policy “At a Glance” document that provides a high-level overview of your offered benefits.

NEI is able to answer any relocation-related questions you or your family may have along the way.  Your relocation Account Executive at NEI may be reached at (800) 533-7353. Before listing your home for sale or purchasing a new home, you are asked to contact your NEI Account Executive to discuss the appropriate procedures to follow and the benefits for which you qualify. Using NEI selected vendors for the various aspects of your move will help make your relocation as smooth as possible and result in cost savings for Duluth Trading Company.

This offer is contingent upon your passing a background check.  You will also be required to execute a restrictive covenant agreement as a condition of your employment and equity participation.  Your employment with Duluth Trading Company is at-will and either party can terminate the relationship at any time with or without cause and with or without notice.

As we advise all future employees of Duluth Trading Company, we have no interest in obtaining any confidential or proprietary information from your current or former employer.  You should not bring any forms of such information with you to Duluth Trading Company, and we will not accept such information from you for its use.  If you have any questions regarding what may constitute trade secrets or otherwise confidential information, we urge you to contact your current or former employer’s legal department for clarification.

We look forward to you being a part of our growing company and anticipate wonderful contributions from you in your new role.

Sincerely,

/s/ Stephanie Pugliese

Stephanie Pugliese

President and Chief Executive Officer

cc:  Steve Schlecht

Accepted by Dave Loretta:  /s/ Dave Loretta

Date:  July 14, 2017

PO BOX 409  170 COUNTRYSIDE DRIVE  BELLEVILLE  WI  53508  DULUTHTRADING.COM